Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is entered into by and between Walker & Dunlop, Inc. (the “Company”) and Deborah A. Wilson (“Executive”) as of December 17, 2012 (the “Effective Date”).

RECITALS

WHEREAS, Executive and the Company are parties to an Employment Agreement dated October 17, 2010, pursuant to which Executive serves as Executive Vice President, Chief Financial Officer and Treasurer of the Company (the “Employment Agreement”);

WHEREAS, Executive has decided to resign from the Company effective March 31, 2013 for personal reasons;

WHEREAS, the Company has decided to accept Executive’s resignation on the terms and conditions set forth herein; and

WHEREAS, the Company has agreed to provide certain benefits to Executive in recognition of Executive’s service on behalf of the Company and in exchange for the Release (as defined in Section 4 below).

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows.

1.     Separation Date. The Company will continue to employ Executive, and Executive will continue to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company through March 31, 2013 (the “Separation Date”).  Executive’s resignation shall be effective on the Separation Date. Executive hereby resigns from all boards and committees of the Company, its subsidiaries and affiliates, effective on the Separation Date.  Except as provided in this Separation Agreement, Executive will not be entitled to any other compensation, remuneration, deferred bonus, equity participation, benefits or other payments from the Company; provided, however, that nothing in this Separation Agreement shall affect any rights Executive may have under any retirement plan.

2.     Salary and Benefits Payable Through Separation Date. Executive will continue to receive the compensation and benefits described in Section 4 of the Employment Agreement through the Separation Date. Specifically, through the Separation Date, the Company shall:

(i)            continue to pay Executive’s Base Salary (as defined in the Employment Agreement) on the Company’s scheduled payroll dates;

(ii)           pay Executive a 2012 bonus in the amount of Three Hundred Thousand dollars ($300,000) on the date on which other senior executives in the

Company receive payment of their 2012 bonuses, which bonus shall be in lieu of any cash bonus to which the Executive would otherwise be entitled for her performance in 2012, including without limitation, under the Company’s 2012 Annual Incentive Bonus Plan adopted by the Company’s Compensation Committee on March 30, 2012;

(iii)          reimburse Executive for reasonable business expense she incurs prior to the Separation Date in connection with, or related to, the performance of her duties, responsibilities or services under the Employment Agreement in accordance with Company policy;

(iv)          continue to provide life, health and disability insurance benefits and other similar benefit programs to Executive consistent with the terms of the Company’s benefit plans for 2012 and the relevant portion of 2013, as applicable; and

(v)           pay any vested but unpaid rights as required under the Employment Agreement or by the terms of any bonus or other incentive pay or equity plan, or any other employee benefit plan or program of the Company.

3.     Severance Payment. In exchange for Executive’s execution, non-revocation of, and compliance with this Separation Agreement, including the Release described in Section 4 below, the Company agrees to provide the following severance payments (the “Severance Payments”), to which Executive would not otherwise be entitled:

(i)            continued payment of Executive’s Base Salary, at the rate in effect on the Separation Date (but in no event in an annual amount less than Three Hundred Thousand Dollars ($300,000) as set forth in Section 4(a) of the Employment Agreement) for a period of twelve (12) months after the Separation Date. Such amount shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates beginning on the first payroll date following the Release Date (as defined in Section 4 below). The first installment payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the Separation Date and ending on the first payment date. Notwithstanding anything to the contrary in this Section 3(i), the final installment payment of Base Salary (for the month of March 2014) will be paid to Executive no later than March 15, 2014;

(ii)           continued payment by the Company for Executive’s life and health insurance coverage for twelve (12) months after the Separation Date (the “Continuation Period”) to the same extent that the Company paid for such coverage immediately prior to the Separation Date and subject to the eligibility requirements and other terms and conditions of such insurance coverage; provided, however, that if continued payment by the Company of Executive’s health insurance coverage would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended, or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such continued payment, the Company will instead pay Executive on the first day of each month a fully taxable cash payment equal to the Company’s premiums for that month (the “Monthly Premium”) and a corresponding Tax Indemnity Payment (defined below), subject to applicable tax withholdings, for the remainder of the Continuation Period;

(iii)          a lump sum payment of Six Hundred Twenty-five Thousand dollars, ($625,000), within ten (10) days after the Release Date, as a one time severance payment;

(iv)          payment to Executive for any accrued but unused paid time off (“PTO”), subject to a cap of eighty (80) hours; and

(v)           vesting as of the Separation Date in any unvested portion of any option and restricted stock previously granted to Executive by the Company.  The Company will amend Executive’s existing stock option agreements to provide that Executive’s stock options may be exercised through December 31, 2013.

For purposes of Section 3(ii), the “Tax Indemnity Payment” shall equal the aggregate amount of additional payments necessary to deliver to Executive the Monthly Premium amount in full on a net after-tax basis with the amount of each such Tax Indemnity Payment to be based upon the Tax Rate in effect when the corresponding Monthly Premium amount is paid. For purposes of the foregoing, “Tax Rate” means Executive’s current tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, all at the highest marginal rates of taxation in the county and state of Executive’s residence on the date of determination, net of the reduction in federal income taxes that could be obtained by deduction of such state and local taxes.

4.     Release. None of the Severance Payments will be payable unless (a) Executive has signed and delivered (and thereafter does not revoke) the Waiver and Release Agreement (in the form attached hereto as Exhibit A) (the “Release”), which Release shall become effective and be legally binding and irrevocable in accordance with its terms, by no later than twenty-one (21) days after the Effective Date; (b) Executive has signed and delivered (and thereafter does not revoke) a second Release, which Release shall become effective and be legally binding and irrevocable in accordance with its terms, by no later than twenty-one (21) days after the Separation Date (the date on which the second Release is effective, legally binding and irrevocable shall be the “Release Date”); and (c) Executive remains employed by the Company through the Separation Date as provided in the Employment Agreement; provided, however, that at the option of the Company, the Company may place Executive on paid leave through the Separation Date, provided such leave period cannot commence prior to January 2, 2013.

5.     Conditions to Receipt of Severance Payments. Notwithstanding anything to the contrary in this Separation Agreement, this Separation Agreement will be null and void and Executive will not be entitled to receive any of the Severance Payments unless prior to the Separation Date: (i) the Company receives an unqualified audit opinion for 2012 from KPMG LLP; (ii) the Company timely files its Form 10-K for the year ended December 31, 2012; and (iii) Executive continues to represent the Company with respect to Fannie Mae DUS capital requirements through the Separation Date.

6.     Withholding. All payments to be made to Executive under this Separation agreement, or otherwise by the Company, shall be subject to withholding to satisfy required withholding taxes and other required deductions.

7.     Return of Property. On or before the Separation Date, Executive will return to the Company any and all property of the Company, including any credit cards, expense reports and receipts, cellular telephones, blackberries, computers, computer discs, computer programs, keys, files, and any documents, hard or electronic copy, prepared for or by, or received by, the Company that Executive has in her possession or control. The Company will not make any Severance Payments due Executive after the Separation Date unless and until Executive has returned all such property to the Company.  Executive shall retain her current iPhone and the phone number associated with the device, which shall be transferred to Executive on or about the Separation Date.  The Company will provide Executive with an electronic copy of Executive’s Outlook Contacts on or about the Separation Date.

8.     Non-disparagement. Executive and the Company, on behalf of its managers and supervisors, mutually agree that Executive and the Company will not communicate to anyone any adverse, disparaging or derogatory statements or information concerning Executive, the Company, or any current or former director, officer, or employee of the Company.  Nothing in this Separation Agreement shall restrict Executive or the Company from making truthful disclosures as required by law.

9.     Agreement’s Terms. This Separation Agreement and the obligations of the parties hereunder in no way constitute an admission, agreement, consent, statement, acquiescence, or declaration on the part of either party as to any wrongdoing, breach of contract, or violation of any law in connection with the past employment relationship between the parties.

10.       Enforcement and Attorney’s Fees/Costs. Executive agrees that, in any action related to Executive’s employment or the enforcement of this Separation Agreement, the prevailing party will be entitled to payment of its reasonable attorney’s fees and costs by the other party. Nothing in this Section 10 will affect the ability of either party to enforce rights or entitlements specifically provided for under this Separation Agreement, nor will it affect any rights with respect to any future claims arising out of events that may occur after the execution of this Separation Agreement.

11.       Effect on Employment Agreement. The Employment Agreement (including, without limitation Section 7 — Confidentiality, and Section 8 — Noncompetition) shall remain in full force and effect in accordance with its terms; provided, however, that the provisions of

Section 6(c) regarding termination of Executive by the Company without Cause or by Executive with Good Reason (each as defined in the Employment Agreement) are hereby cancelled, rendered null and void, and of no further effect as of the Effective Date.  In the event of termination of Executive by the Company without Cause or by Executive with Good Reason between the Effective Date and the Separation Date, Executive will receive the Severance Payments set forth in Section 3 of this Separation Agreement, provided that Executive provides the Company with the Release.

12.  Successors. This Separation Agreement shall be binding upon and inure to the benefit of any successor or assigns of the parties hereto.

13.  Governing Law and Venue. This Separation Agreement has been entered into, and will be interpreted and enforced in accordance with, the laws of the State of Maryland. Executive agrees that a federal or state court sitting in Maryland will be a proper venue for any action to enforce this Separation Agreement.

Executive hereby acknowledges that she has had the opportunity to discuss the content of this Separation Agreement with an attorney. Once signed, this Separation Agreement shall become effective and it shall constitute the parties’ complete and entire understanding on the subject of Executive’s termination. It may not be modified except by a new written agreement signed by both parties.

Executive’s signature below will confirm that Executive is entering into this Separation Agreement freely and with a full understanding of its terms, conditions, and effects, including the terms, conditions and effects of the Release. In addition, Executive’s signature below will confirm that Executive has not relied on any representation or statement not set forth in this Separation Agreement.

The obligations of the Company under this Separation Agreement are contingent upon Executive’s acceptance of its terms as signified by Executive’s signature below. Executive’s signature below further warrants that Executive has had reasonable time to consider the provisions of this Agreement. Should Executive choose not to accept this offer, however, Executive will not be provided with the Severance Payments.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement effective as of the Effective Date.

EXECUTIVE

/s/ Deborah A. Wilson
Deborah A. Wilson

WALKER & DUNLOP, INC.

/s/ William M. Walker
William M. Walker
Chairman, President and CEO

Exhibit A

WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Release”) is entered into as of [December     , 2012] [March 31, 2013] (the “Effective Date”), by Deborah A. Wilson (“Executive”) in consideration of severance pay (the “Severance Payment”) provided (or to be provided) to Executive by Walker & Dunlop, Inc., a Maryland corporation (the “Company”), pursuant to the Separation Agreement by and between the Company and Executive dated December     , 2012 (the “Separation Agreement”).

1.             Waiver and Release. Subject to the last sentence of the first paragraph of this Section 1, Executive, on her own behalf and on behalf of her heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably releases, waives and forever discharges the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, Directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Employer”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date of her signing of this Release, concerning her employment or separation from employment. Subject to the last sentence of the first paragraph of this Section 1, this Release includes, but is not limited to, any payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended, and all other employment discrimination laws whatsoever as may be created or amended from time to time); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium. Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and Executive does not release, waive or discharge, the obligations of the Company (a) to make the payments and provide the other benefits contemplated by the Separation Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to Executive’s equity ownership, or (c) under any indemnification or similar agreement with Executive or indemnification under the Articles of Incorporation, Bylaws or other governing instruments of the Company .

Executive understands that by signing this Release, she is not waiving any claims or administrative charges which cannot be waived by law. She is waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on her behalf arising out of or related to her employment with and/or separation from employment with the Company.

Executive further agrees without any reservation whatsoever, never to sue the Employer or become a party to a lawsuit on the basis of any and all claims of any type lawfully and validly released in this Release.

2.             Acknowledgments. Executive is signing this Release knowingly and voluntarily. She acknowledges that:

(a)           She is hereby advised in writing to consult an attorney before signing this Release;

(b)           She has relied solely on her own judgment and/or that of her attorney regarding the consideration for and the terms of this Release and is signing this Release knowingly and voluntarily of her own free will;

(c)           She is not entitled to the Severance Payment unless she agrees to and honors the terms of this Release;

(d)           She has been given at least twenty-one (21) calendar days to consider this Release, or she expressly waives her right to have at least twenty-one (21) days to consider this Release;

(e)           She may revoke this Release within seven (7) calendar days after signing it by submitting a written notice of revocation to the Employer. She further understands that this Release is not effective or enforceable until after the seven (7) day period of revocation has expired without revocation, and that if she revokes this Release within the seven (7) day revocation period, she will not receive the Severance Payment;

(f)            She has read and understands the Release and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of her signing of this Release that she may have against the Employer; and

(g)           No statements made or conduct by the Employer has in any way coerced or unduly influenced him to execute this Release.

3.             No Admission of Liability. This Release does not constitute an admission of liability or wrongdoing on the part of the Employer, the Employer does not admit there has been any wrongdoing whatsoever against Executive, and the Employer expressly denies that any wrongdoing has occurred.

4.             Entire Agreement. There are no other agreements of any nature between the Employer and Executive with respect to the matters discussed in this Release, except as expressly stated herein, and in signing this Release, Executive is not relying on any agreements or representations, except those expressly contained in this Release.

5.             Execution. It is not necessary that the Employer sign this Release following Executive’s full and complete execution of it for it to become fully effective and enforceable.

6.             Severability. If any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

7.             Governing Law. This Release shall be governed by the laws of the State of Maryland, excluding the choice of law rules thereof.

8.             Headings. Section and subsection headings contained in this Release are inserted for the convenience of reference only. Section and subsection headings shall not be deemed to be a part of this Release for any purpose, and they shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned has duly executed this Release as of the day and year first herein above written.

EXECUTIVE:

Deborah A. Wilson